QVC EXTENDS TENDER OFFER

  WEST CHESTER, Pa., Jan. 19 -- QVC (NASDAQ-NMS: QVCN) announced today that it has extended the expiration date of its tender offer for 50.1 percent of the common stock of Paramount Communications Inc. (NYSE: PCI) to 12:00 midnight, New York City time on Monday, January 31, 1994. As of 12:00 midnight, New York City time on January 18, 1994, approximately 18,718,619 shares of Paramount common stock had been tendered in the offer.

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  CONTACT:  Michael Rourke, 212-371-5999, or Donald Van de Mark,
215-429-5666, both of QVC; or (investors), William F. Costello of QVC, 215-430-8938, or Diana Brainerd of Abernathy/MacGregor/Scanlon, 212-371-5999